Exhibit 10.1

CLECO CORPORATION
2030 Donahue Ferry Road
Pineville, LA  71360

January 31, 2011

[Executive Officer]

Re:           Notice and Acceptance of Grant of Restricted Stock

Dear [Executive Officer]:

On January 28, 2011, the Board of Directors (the “Board”) of Cleco Corporation (the “Company”) authorized a special grant of the Company’s $1.00 par value voting common stock (the “Common Stock”).  The grant is made pursuant to the Cleco Corporation 2010 Long-Term Incentive Compensation Plan (the “Plan”).  This letter is intended to provide you with notice of the terms and conditions applicable to your grant.  Unless otherwise defined below, capitalized terms used herein shall have the meanings ascribed to them in the Plan, a copy of which has been previously furnished to you.

1.    Grant.  Effective as of January 28, 2011 (the “Effective Date”), the Company hereby grants to you [Number of Shares] shares of Common Stock, provided that during the Restriction Period (as defined below), such shares shall not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of (the “Restricted Stock”).

The Company has issued in your name a certificate or certificates representing the number of shares of Restricted Stock granted hereunder, which may be legended to reflect the terms and conditions set forth herein.  The certificates shall be held in escrow, pending the lapse of the Restriction Period.  As a condition of the grant hereunder, you agree to execute stock powers endorsed in blank, if requested by the Committee.

2.    Restriction Period.  Except as expressly provided herein, the restrictions set forth in paragraph 1 hereof shall commence as of the Effective Date and shall lapse as of January 27, 2012 with regard to [50% of Number of Shares Granted] shares, and as of January 27, 2013 with regard to the remaining [50% of Number of Shares Granted] shares (the entirety of such period referred to herein as the “Restriction Period”).

3.           Separation From Service.  In lieu of the provisions of Section 8.5 of the Plan, if you cease to be an Employee of the Company during the Restriction Period, the following shall apply:

a.
If your Separation From Service is on account of your Retirement, death or disability, to the extent not otherwise lapsed, the restrictions imposed hereunder shall lapse with respect to all shares of your Restricted Stock.

b.
If your Separation From Service is attributable to any other reason, except as expressly provided in paragraph 4 hereof, Restricted Stock subject to paragraph 2 hereof at the time of such separation shall be forfeited and the affected certificates canceled.

The number of shares of Restricted Stock subject to the lapse of restrictions as provided herein shall be delivered to you free of restriction as of your Separation Date. A corresponding amount shall be distributed to you from your Ledger Account as of such date.

4.           Change in Control.  Provided that your Restricted Stock has not otherwise been forfeited or canceled, or that the restrictions applicable to your award have not otherwise lapsed, upon the occurrence of a Change in Control all restrictions then applicable to your Restricted Stock shall lapse and the number of shares of Restricted Stock awarded hereunder shall be delivered to you free of restriction. Any amount then credited to your Ledger Account shall be distributed to you as of the earlier of the end of the Restriction Period or your death, Disability or Separation Date.

5.           Taxes.  Unless you have made an election pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended, when the restrictions lapse with respect to all or part of your Restricted Stock, the Fair Market Value of the affected shares (determined at the time of lapse) will be includable as compensation income, reported by the Company on IRS Form W-2, and subject to withholding for applicable income and employment taxes.  Unless you have then made other arrangements, the Company will withhold from your award the number of shares of Common Stock with a Fair Market Value equal to your resulting tax liability, determined for Federal tax purposes as the aggregate rates applicable to supplemental wage payments and employment taxes.

The Company shall withhold from any amount distributable from your Ledger Account any taxes then required by law to be withheld.

6.           No Assignment.  The award described herein, including the balance of your Ledger Account, shall not be subject in any manner to sale, transfer, pledge, assignment or other encumbrance or disposition, whether by operation of law or otherwise and whether voluntarily or involuntarily, except by will or the laws of descent and distribution.

7.           Additional Requirements.  You acknowledge that Common Stock acquired hereunder may bear such legends as the Committee or the Company deems appropriate to comply with applicable Federal or state securities laws or under the terms of the Plan.  In connection therewith and prior to the issuance of such shares, you may be required to deliver to the Company such other documents as may be reasonably required to ensure compliance with applicable Federal or state securities laws.   You further acknowledge that your award shall be subject to additional terms and conditions set forth in the Plan.

8.           Amendment.  The Committee or the Company’s Board of Directors may amend the terms and conditions set fort herein; provided, however, that any such amendment may not materially impair your award without your prior written consent.

9.           Shareholder Rights.  Pending the lapse of the restrictions or the forfeiture of all or a portion of the Restricted Shares, you are entitled to the rights of a shareholder with respect to the Restricted Stock, including the right to vote the shares and to receive dividends if, as and when declared by the Board of Directors.

Very truly yours,

CLECO CORPORATION
By:
Michael H. Madison
Its: President & CEO

ACKNOWLEDGMENT AND AGREEMENT

I acknowledge that the Restricted Stock awarded to me hereunder and the balance of my Ledger Account shall be subject to the terms and conditions of the Plan, in addition to the terms and conditions of the foregoing letter.  By execution below, I acknowledge that no member of the Committee or the Board of Directors shall be liable for any action or determination taken in good faith with respect to the Plan or my award.  I further acknowledge that I have consulted my own advisor about the tax consequences of my award and the election available to me under Section 83(b).

Signature

Date: